Exhibit 99.1

Global Clean Energy Holdings Appoints

Two New Board Members

Torrance, CA July 27, 2021 — Global Clean Energy Holdings, Inc. (OTCQX: GCEH), a vertically integrated renewable fuels company, is pleased to announce the appointments of Ms. Susan Anhalt and Ms. Phyllis Currie to its Board of Directors. The Company is adding the two independent directors to broaden its board-level expertise and to move a step closer to achieving the requirements for a future Nasdaq stock listing.

Ms. Anhalt brings over 25 years of depth and experience in M&A transactions and all legal aspects and challenges of high growth companies. She is the founding attorney at SLAE Inc., a law firm serving start-up and growth companies. Prior to SLAE, Ms. Anhalt served as the General Counsel for The TPL Group, a tech incubator of microprocessor technologies for over 6 years. Her responsibilities included developing legal structures for expansion into numerous countries, developing and managing complex U.S. and non-U.S. tax structures, negotiating M&A transactions and managing patent protections and strategies for over 100 patents.

Ms. Anhalt holds a BA degree in political science from Stanford University and a JD degree from the Indiana University School of Law. She began her legal career with Latham & Watkins.

Since 2016, Ms. Currie has served on the Board of Directors of the Midcontinent Independent System Operator (MISO), which runs an energy market and manages transmission assets in 15 Midwest states and a Canadian province, serving as Board Chair for the past 3 years. Prior to 2016, Ms. Currie served as the General Manager of Pasadena Water and Power for over 14 years, leading the municipal entity into adding electric generation units and implemented upgrades to the city’s water and distribution systems. She also held the position of Chief Financial Officer for the Los Angeles Department of Water and Power overseeing the city’s annual operating and capital budgets.

Ms. Currie has held roles in the California Municipal Utilities Association, the Southern California Public Power Authority and the American Public Power Association. Ms. Currie holds a BA degree in political science and an MBA from UCLA. She has also completed the Program for Senior Executives in State and Local Government at the John F. Kennedy School of Government at Harvard University.

Ms. Currie was appointed as the Chair of the Audit Committee, to serve alongside Mr. Walker and Ms. Anhalt. Ms. Currie will also join Mr. Walker (the Chair) and Mr. Wentzel as a member of the Compensation Committee. In addition to her appointment to the Audit Committee, Ms. Anhalt will join Mr. Wentzel (Chair) as the two members of the Board’s Nominating and Corporate Governance Committee.

“We are excited to welcome Ms. Anhalt and Ms. Currie to our Board of Directors, and look forward to the contributions their diverse skills, perspectives and expertise will make to the ongoing success of Global Clean Energy Holdings,” said David Walker, GCEH’s Chairman of the Board.

Richard Palmer, CEO and President commented, “Ms. Anhalts’ experience in start-ups and high growth companies, along with her experience in M&A and patent protection significantly complements our growth strategy. Additionally, Ms. Currie will be appointed to Chair our Audit Committee and provide significant financial, operational and regulatory knowledge.”

About Global Clean Energy Holdings

Global Clean Energy Holdings, Inc. (“GCEH”) is a uniquely positioned vertically integrated renewable fuels company. Our strategy has been consistent from the company’s inception; control the full integration of our entire supply chain from the development, production and processing of feedstocks through to the refining and distribution of renewable fuels. GCEH’s wholly owned plant science subsidiary, Sustainable Oils, Inc., owns an industry leading portfolio of Camelina sativa intellectual property rights, including patents and production know-how, to produce its proprietary varieties of Camelina sativa as a nonfood based ultra-low carbon biofuels feedstock. GCEH is retooling and constructing its renewable diesel refinery in Bakersfield, California, which when completed in early 2022 will be the largest renewable fuels facility in the western United States and the largest in the country that produces renewable fuels from nonfood based feedstocks. More information can be found online at www.gceholdings.com.

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Contact

Communications Contact

Natalie Findlay

(424) 318-3518

contact@gceholdings.com

investor.relations@gceholdings.com